UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2014

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of Principal Executive Offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS
On May 1, 2014, Brady Corporation (the “Company”) completed the first phase of the previously announced two-phase divestiture of its European and Asian Die-Cut businesses to LTI Flexible Products, Inc. (d/b/a Boyd Corporation), a portfolio company of Snow Phipps Group, LLC pursuant to the terms of the Share and Asset Purchase Agreement, dated as of February 24, 2014 (the “Purchase Agreement”). The first phase closing involved the Company’s European Die-Cut business and the portions of the Asia Die-Cut business operated in Korea, Thailand and Malaysia, together with the transfer of certain of the Company’s employees in the United States supporting those operations. The cash proceeds received by the Company on May 1, 2014 in connection with the completion of the first phase of this divestiture were approximately $53 million, which amount remains subject to customary final working capital and net cash adjustments in accordance with the terms of the Purchase Agreement. The execution of the Purchase Agreement was previously reported by the Company on its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2014, and the Purchase Agreement was filed as Exhibit 2.1 thereto. Attached as Exhibit 99.1 is the press release issued by the Company announcing the phase one closing.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit
99.1	Press Release of Brady Corporation, dated May 2, 2014, announcing Brady Corporation has closed on the first phase of the sale of its Die-Cut business.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: May 2, 2014	/s/ Thomas J. Felmer
Thomas J. Felmer
Interim President & Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release of Brady Corporation, dated May 2, 2014, announcing Brady Corporation has closed on the first phase of the sale of its Die-Cut business.